Exhibit 99.3

UNAUDITED PRO FORMA FINANCIAL INFORMATION

On May 14, 2010, Agilent Technologies, Inc. (“Agilent”) completed its acquisition of all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Varian, Inc. (“Varian”), pursuant to an Agreement and Plan of Merger dated as of July 26, 2009 (the “Merger Agreement”), by and among Agilent, Varian and Cobalt Acquisition Corp., a direct, wholly-owned subsidiary of Agilent (“Purchaser”).

The consideration paid by Purchaser and Agilent for the Shares was approximately $1,507 million, comprising $52 cash per share of Varian’s outstanding common stock. The Purchaser and Agilent also paid $17 million to acquire Varian’s vested in-the money stock options at $52 cash per share less their exercise price. In addition the Purchaser and Agilent paid $12 million for Varian’s non-vested in-the-money stock options at $52 cash per share less their exercise price and Varian’s non-vested restricted stock awards and performance shares at 100 percent of target equal to $52 cash per share. In accordance with the authoritative accounting guidance, settlement of the non-vested awards is considered to be for the performance of post combination services and is therefore stock-based compensation expensed immediately after acquisition. Agilent funded the acquisition using the proceeds from our September 2009 offering of senior notes and other existing cash.

The following unaudited pro forma combined financial statements reflect the acquisition of Varian using the acquisition method of accounting. The pro forma adjustments are based upon available information and assumptions that Agilent believes are reasonable. The pro forma adjustments are preliminary and have been prepared to illustrate the estimated effect of the acquisition. Differences between these preliminary estimates (for example estimates as to the value of acquired property, plant and equipment as well as intangible assets) and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the combined companies’ future results of operations and financial position.

Agilent’s fiscal year ended October 31, 2009 and does not differ from Varian’s fiscal year ended October 2, 2009 by more than 93 days. As such the Securities and Exchange Commission (“SEC’) rules allow a combined presentation of these reporting periods for the purpose of pro forma financial information.

Agilent’s quarter ended January 31, 2010 does not differ from Varian’s quarter ended January 1, 2010 by more than 93 days. As such the SEC rules allow a combined presentation of these reporting periods for the purpose of pro forma financial information.

The unaudited pro forma combined balance sheet as of January 31, 2010 is presented as if our acquisition of Varian had occurred on January 31, 2010.

The unaudited pro forma combined consolidated statement of operations for the year ended October 31, 2009 and the three months ended January 31, 2010 illustrate the effect of the acquisition of Varian as if it had occurred on November 1, 2008. The unaudited pro forma combined consolidated statement of operations for the year ended October 31, 2009 combines the historical audited statement of operations of Agilent for the year ended October 31, 2009 and Varian’s historical audited statement of earnings for the year ended October 2, 2009. The unaudited pro forma combined consolidated statement of operations for the three months ended January 31, 2010 combines the historical unaudited statement of operations of Agilent for the three months ended January 31, 2010 and Varian’s historical unaudited statement of earnings for the three months ended January 1, 2010. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results of the companies. These unaudited pro forma condensed combined financial statements are prepared by management for informational purposes only in accordance with Article 11 of Securities and Exchange Commission Regulation S-X and are not necessarily indicative of future results or of actual results that would have been achieved had the acquisition been consummated as of the dates presented, and should not be taken as representative of future consolidated operating results of Agilent. The unaudited pro forma combined financial statements do not reflect any operating efficiencies and/or cost savings that Agilent may achieve, or any additional expenses or costs of integration that it may incur, with respect to the combined companies as such adjustments are not factually supportable at this point in time. The detailed assumptions used to prepare the pro forma financial information are contained in the notes to the unaudited pro forma combined financial statements, and such assumptions should be reviewed in their entirety.

The unaudited pro forma combined financial statements have been developed from and should be read in conjunction with (i) the historical audited consolidated financial statements for the year ended October 31, 2009 and notes thereto of Agilent contained in its Current Report on Form 8-K, dated July 13, 2010 (ii) the historical unaudited consolidated financial statements and notes thereto of Agilent contained in its Quarterly Report on Form 10-Q for the quarter ended January 31, 2010, (iii) Varian’s historical audited consolidated financial statements and accompanying notes contained in its Annual Report on Form 10-K for the fiscal year ended October 2, 2009, and (iv)  the historical unaudited consolidated financial statements and notes thereto of Varian contained in its Quarterly Reports on Form 10-Q for the quarter ended January 1, 2010.

The acquisition has been accounted for in conformity with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 805, Business Combinations (“ASC 805”). Accordingly, the consideration payment of $1,524 million, consisting of approximately (i) $1,507 million paid for the outstanding shares of common stock of Varian, and (ii) $17 million paid to holders of vested in-the-money options to purchase Varian common stock less their exercise price has been allocated on a preliminary basis to assets acquired and net liabilities assumed in connection with the acquisition based on their estimated fair values as of the completion of the acquisition. In addition payments have been made consisting of $3 million paid to holders of non-vested in-the-money options to purchase Varian common stock less their exercise price, $4 million for non-vested restricted stock awards, and $5 million for non-vested performance shares, at 100 percent of target.  In accordance with the authoritative accounting guidance settlement of the non-vested awards is considered to be for the performance of post combination services and is therefore stock-based compensation expense incurred after the close of the acquisition. These allocations reflect preliminary estimates that were available at the time of the preparation of this Current Report on Form 8-K/A.

AGILENT TECHNOLOGIES, INC.

PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET

(in millions)

(unaudited)

	Historical
	Agilent	Varian
	January 31, 2010	January 1, 2010	Pro forma Adjustments	Pro forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$2,481	$229	$(1,536)[A]	$1,174
Short-term restricted cash and cash equivalents	1,553	—	—	1,553
Short-term investments	12	—	—	12
Accounts receivable, net	628	148	—	776
Inventory	548	135	31 [B]	714
Other current assets	297	52	16 [C]	344
			(21)[I]
Total current assets	5,519	564	(1,510)	4,573
Property, plant and equipment, net	837	110	29 [D]	976
Goodwill	657	216	509 [E]	1,382
Other intangible assets, net	148	27	392 [F]	567
Long-term restricted cash and cash equivalents	11	—	—	11
Long-term investments	154	6	(5)[G]	155
Other assets	248	21	(10)[I]	259
Total assets	$7,574	$944	$(595)	$7,923
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$315	$57	$—	$372
Employee compensation and benefits	271	38	—	309
Deferred revenue	300	76	(21)[H]	355
Short-term debt	1,501	6	—	1,507
Other accrued liabilities	162	61	(5)[C]	265
			14 [E]
			10 [I]
			23 [J]
Total current liabilities	2,549	238	21	2,808
Long-term debt	1,410	13	—	1,423
Retirement and post-retirement benefits	491	21	—	512
Other long-term liabilities	526	24	94 [I]	644
Total liabilities	4,976	296	115	5,387
Total equity:
Stockholders’ equity:
Preferred stock	—	—	—	—
Common stock	6	—	—	6
Treasury stock at cost	(7,727)	—	—	(7,727)
Additional paid-in-capital	7,673	372	(372)[J]	7,673
Retained earnings	2,839	228	(263)[J]	2,777
			(27)[I]
Accumulated other comprehensive income (loss)	(201)	48	(48)[J]	(201)
Total stockholder’s equity	2,590	648	(710)	2,528
Non-controlling interest	8	—	—	8
Total equity	2,598	648	(710)	2,536
Total liabilities and equity	$7,574	$944	$(595)	$7,923

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

AGILENT TECHNOLOGIES, INC.

PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Historical
	Agilent	Varian
	Year ended
	October 31, 2009	October 2, 2009	Pro forma Adjustments	Pro forma Combined
Net revenue:
Products	$3,566	$676	$—	$4,242
Services and other	915	131	—	1,046
Total net revenue	4,481	807	—	5,288
Costs and expenses:
Cost of products	1,692	378	35 [K]	2,105
Cost of services and other	497	74	—	571
Total costs	2,189	452	35	2,676
Research and development	642	57	—	699
Selling, general and administrative	1,603	233	41 [K]	1,870
			(7)[L]
Total costs and expenses	4,434	742	69	5,245
Income (loss) from operations	47	65	(69)	43
Interest income	29	2	(4)[M]	27
Interest expense	(88)	(1)	(18)[N]	(107)
Other income (expense), net	19	(6)	—	13
Income (loss) from continuing operations before taxes	7	60	(91)	(24)
Provision (benefit) for income taxes	38	21	(39)[O]	20
Income (loss) from continuing operations	$(31)	$39	$(52)	$(44)

Income (loss) per share from continuing operations — basic:	$(0.09)	$1.34		$(0.13)
Income (loss) per share from continuing operations — diluted:	$(0.09)	$1.30		$(0.13)

Weighted average shares used in computing income (loss) per share from continuing operations:
Basic	346	29		346
Diluted	346	30		346

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

AGILENT TECHNOLOGIES, INC.

PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Historical
	Agilent	Varian
	Three months ended
	January 31, 2010	January 1, 2010	Pro forma Adjustments	Pro forma Combined
Net revenue:
Products	$976	$166	$—	$1,142
Services and other	237	35	—	272
Total net revenue	1,213	201	—	1,414
Costs and expenses:
Cost of products	421	94	8 [K]	523
Cost of services and other	132	20	—	152
Total costs	553	114	8	675
Research and development	149	15	—	164
Selling, general and administrative	417	59	9 [K]	476
			(9)[L]
Total costs and expenses	1,119	188	8	1,315
Income (loss) from operations	94	13	(8)	99
Interest income	3	1	—	4
Interest expense	(23)	—	—	(23)
Other income (expense), net	9	(1)	—	8
Income (loss) from continuing operations before taxes	83	13	(8)	88
Provision (benefit) for income taxes	4	5	(8)[O]	1
Income from continuing operations after taxes	$79	$8	$—	$87

Net income per share from continuing operations — basic:	$0.23	$1.34		$0.25
Net income per share from continuing operations — diluted:	$0.22	$1.30		$0.25

Weighted average shares used in computing income per share from continuing operations:
Basic	348	29		348
Diluted	354	29		354

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

Agilent Technologies, Inc.

Notes to Unaudited Pro Forma Combined Consolidated Financial Statements

1.     Background and Basis of Pro Forma Presentation

On May 14, 2010, we completed our acquisition of Varian. Varian designs, develops, manufactures, markets, sells and services scientific instruments (including analytical instruments, research products and related software, consumable products, accessories and services) and vacuum products (including related accessories and services). The acquisition broadens Agilent’s applications and solutions offerings in life sciences, environmental, and energy and materials. It also expands Agilent’s product portfolio into atomic and molecular spectroscopy; establishes a leading position in nuclear magnetic resonance, imaging and vacuum technologies; and strengthens its consumables portfolio. We expect to realize operational and cost synergies, leverage the existing sales channels and product development resources, and utilize the assembled workforce. These factors, among others, contributed to a purchase price in excess of the estimated fair value of Varian’s net identifiable assets acquired (see summary of net assets below), and, as a result, we have recorded goodwill in connection with this transaction.

The unaudited pro forma combined financial information was prepared based on the historical financial statements of Agilent and Varian.

Our acquisition of Varian has been accounted for in conformity with ASC 805 and uses the fair value concepts defined in Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820-10”). ASC 805 requires, among other things, that most assets acquired and liabilities assumed in an acquisition be recognized at their fair values as of the acquisition date and requires that fair value be measured based on the principles in ASC 820-10. ASC 820-10 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820-10 also requires that a fair value measurement reflect the assumptions market participants would use in pricing an asset or liability based on the best information available.

Under ASC 805, acquisition-related transaction costs (e.g., professional fees for legal, accounting, tax, due diligence, valuation and other related services, etc.) are not included as a component of consideration transferred, but are accounted for as expenses in the periods in which the costs are incurred.  Total acquisition-related transaction costs incurred by Varian and Agilent after January 1, 2010 and January 31, 2010, respectively, were approximately $14 million and $23 million, respectively, and are reflected in these unaudited pro forma combined financial statements as an increase to goodwill and a decrease to retained earnings, respectively, and an increase to liabilities.

Certain Varian financial statement amounts have been reclassified to conform to Agilent presentation with no impact to the previously reported net income (loss), total assets and total liabilities and equity.

2. Purchase Price Allocation

The following table summarizes the preliminary allocation of the purchase price to the estimated fair values of the assets acquired and liabilities assumed on the closing date of May 14, 2010 as if the acquisition had occurred on January 31, 2010.

Cash and cash equivalents	$229
Accounts receivable	148
Inventories	166
Other current assets	68
Property, plant and equipment	139
Intangible assets	419
Long-term investments	1
Other assets	21
Goodwill	725
Total assets acquired	1,916
Accounts payable	(57)
Employee compensation and benefits	(38)
Deferred revenue	(55)
Short-term debt	(6)
Other accrued liabilities	(80)
Long-term debt	(13)
Retirement and post-retirement benefits	(21)
Other long-term liabilities	(122)
Net assets acquired	$1,524

The identifiable intangible assets of $419 million consist of $222 million of acquired developed product technology, $158 million of customer relationships, $20 million of in-process research and development, $10 million of tradenames/trademarks and $9 million of order backlog. These intangible assets will be amortized using a straight-line method over their expected useful lives ranging from 6 months to 10 years. The estimated goodwill reflected on this pro forma balance sheet is calculated as if the transaction had occurred as of the pro forma balance sheet date and therefore, will be different from the preliminary estimated goodwill reflected above based on the net assets acquired at closing. The goodwill recorded in connection with this transaction is not deductible for income tax purposes.

3. Pro forma financial statement adjustments

The following pro forma adjustments are included in our unaudited pro forma combined financial statements:

(A)	To reflect $1,536 million of cash paid in connection with the acquisition of Varian including $12 million attributable to the payment of non-vested awards.
(B)	To adjust Varian’s inventory to an estimated fair value of $166 million.
(C)	To adjust other current assets and other accrued liabilities to fair value for an amount due in respect of the transfer of a property lease.
(D)	To adjust Varian’s property, plant and equipment to an estimated fair value of $139 million.
(E)

To eliminate Varian’s historical goodwill of $216 million and record the preliminary estimate of goodwill for our acquisition of Varian of $725 million including $14 million of non-recurring acquisition-related transaction costs incurred by Varian after January 1, 2010.

(F)	To eliminate Varian’s historical intangible assets, net, of $27 million and record the preliminary estimate of intangible assets for our acquisition of Varian of $419 million.
(G)	To adjust Varian’s long-term investments to an estimated fair value of $1 million.
(H)	To reduce Varian’s deferred revenue to reflect the remaining future service obligation to an estimated fair value of $55 million.
(I)

To reflect a net $37 million reduction in US deferred taxes due to the partial release of Agilent’s pre-acquisition valuation allowance net of additional deferred tax liabilities related to a change in Varian’s unremitted earnings assertion and certain acquisition related identified tangible and intangible assets. The adjustment also reflects additional deferred tax liabilities of approximately $98 million related to certain foreign identifiable tangible and intangible assets.

(J)

To eliminate $648 million of Varian’s historical shareholders’ equity and to reflect the $23 million of non-recurring acquisition-related transaction costs incurred by Agilent after January 31, 2010 and $12 million of employee stock-based compensation expensed immediately after acquisition.

(K)	To record the difference in amortization of the preliminary fair value and historical amount of Varian’s intangible assets, net as follows:

		Estimated	Pro forma amortization for the three months ended	Pro forma amortization for
		Useful Life	January 31,	the year ended
($ in millions)	Intangible Asset	(years)	2010	October 31, 2009
Developed Product Technology	$222	1-7	$10	$41
Customer Relationships	158	2-10	7	27
In – Process R&D	20	—	—	—
Tradenames/ Trademarks	10	1.5	2	6
Order Backlog	9	0.5-1	—	9
	$419		19	83

Less amortization related to Varian’s pre-existing intangible assets			(2)	(7)
Pro forma adjustment			$17	$76

(L)	To eliminate non recurring transaction costs of $7 million for the year ended October 31, 2009 and $9 million in the three months ended January 31, 2010.
(M)

To record the estimated decrease of $4 million in interest income computed at the average yield of 0.843 percent for the year ended October 31, 2009 due to the reduction in cash used for the acquisition.

(N)

To record the estimated increase in interest expense of $18 million as if the issuance of senior notes occurred on November 1, 2008 and were outstanding for the whole year computed at the average yield of 2.765 percent for the year ended October 31, 2009.

(O)

To record the tax effect of the pro forma adjustments calculated at the applicable blended statutory rate. The adjustment also considers the decrease in taxes as a result of a change in Varian’s transfer pricing methodology.